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                                                                    EXHIBIT 5(c)


                   [LETTERHEAD OF SIMPSON THACHER & BARTLETT]


                                                      October 25, 2000



BancWest Corporation
BancWest Capital I
BancWest Capital II
999 Bishop Street
Honolulu, Hawaii 96813

         Re:      BancWest Corporation, BancWest
                  Capital I and BancWest Capital II

Ladies and Gentlemen:

         We have acted as counsel to BancWest Corporation, a Delaware corporation (the "Company"), BancWest Capital I and BancWest Capital II, each a Delaware business trust (each, a "Trust", collectively, the "Trusts" and, together with the Company, the "Registrants"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to (i) preferred securities representing beneficial ownership interests in such Trusts (the "Preferred Securities"), (ii) junior subordinated debentures (the "Debentures") to be issued by the Company and (iii) unconditional and irrevocable guarantees (the "Guarantees" and each a "Guarantee") that may be issued by the Company of the obligations of the Trusts under the Preferred Securities. The Preferred Securities, the Debentures and the Guarantees are hereinafter referred to collectively as the "Securities." The Securities may be issued and
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BancWest Corporation                 -2-              October 25, 2000
BancWest Capital I
BancWest Capital II

sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus (the "Prospectus Supplements") and pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $300,000,000.

         The Debentures will be issued under an Indenture (the "Indenture") between the Company and Bank One Trust Company, N.A., as Debenture Trustee (the "Debenture Trustee"). The Guarantees will be issued under a Guarantee Agreement (the "Guarantee Agreement") to be executed by the Company and Bank One Trust Company, N.A., as Guarantee Trustee (the "Guarantee Trustee").

         We have examined (i) the Registration Statement, (ii) the form of Indenture as filed as an exhibit to the Registration Statement, and (iii) the form of Guarantee Agreement as filed as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the
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BancWest Corporation                 -3-              October 25, 2000
BancWest Capital I
BancWest Capital II

originals of such latter documents. We have also assumed that: (1) at the time of execution, authentication, issuance and delivery of the Debentures, the Indenture will be the valid and legally binding obligation of the Debenture Trustee; (2) at the time of execution, authentication, issuance and delivery of the Guarantees, the Guarantee Agreement will be the valid and legally binding obligation of the Guarantee Trustee; (3) the Registration Statement, and any applicable amendments thereto (including post-effective amendments), will have become effective under the Act at the time of issuance, offering and sale of any such Preferred Securities, Debentures or Guarantees; and (4) each of the Trusts is validly existing under the laws of Delaware. We have assumed further that at the time of execution, authentication, issuance and delivery of the Securities, each of the Indenture and Guarantee Agreement will have been duly executed and delivered by the Company.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. With respect to the Debentures to be issued under the Indenture, assuming (i) the taking of all necessary corporate action to approve the issuance and terms of any Debentures, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the "Board") and
(ii) the due execution, authentication, issuance and delivery of such Debentures, upon payment of the consideration therefor provided for in the applicable definitive underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Debentures will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. With respect to the Guarantees, assuming (i) the Board has taken all necessary corporate action to approve the issuance and specific terms of the Guarantees evidenced by such Guarantee Agreement, (ii) the due execution, authentication, issuance and delivery of the Debentures underlying such Guarantees, upon payment of the consideration therefor
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BancWest Corporation                 -4-              October 25, 2000
BancWest Capital I
BancWest Capital II

provided for in the applicable definitive underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement and (iii) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

         Our opinions set forth in paragraphs 1 and 2 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

                            Very truly yours,


                            /s/ SIMPSON THACHER & BARTLETT
                            SIMPSON THACHER & BARTLETT